UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 11, 2016
Progress Software Corporation
(Exact name of registrant as specified in charter)
Commission file number: 0-19417

Delaware	04-2746201
(State or other jurisdiction of incorporation)	(I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Progress Software Corporation (the “Company”) files this Current Report on Form 8-K to report that the Company has eliminated the role of Michael Benedict, Chief Product Officer of Company and, as a result, Mr. Benedict’s employment with the Company will terminate on November 11, 2016.
In connection with the termination of his employment, the Company will provide Mr. Benedict with severance and other benefits applicable to executive officers of the Company under the Company’s severance plan. Per the terms of the Company’s severance plan, upon the execution by Mr. Benedict of a standard release of claims, he will be entitled to receive the following severance and other benefits: (a) the payment of cash severance equal to twelve (12) months of their total target cash compensation, which will be paid over twelve (12) months, (b) the continuation, for a period of twelve (12) months, of benefits that are substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to termination, and (c) twelve (12) months of acceleration of restricted stock units and stock options.
The release of claims will also include non-competition, non-disparagement and related covenants. The non-competition covenant will be in effect for one year following the termination of employment.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 11, 2016         Progress Software Corporation

By:/s/Stephen H. Faberman
Stephen Faberman
Chief Legal Officer